Exhibit 99.1

October 28, 2026	Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Executive Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS SOLID THIRD QUARTER 2026 RESULTS
NARROWS 2026 EPS GUIDANCE TO TOP HALF OF RANGE
AFFIRMS LONG-TERM TARGETS
INITIATES STANDALONE 2027 EPS GUIDANCE, REFLECTING GROWTH OF 8%

•Third quarter 2026 GAAP earnings were $1.94 per share, compared to $1.94 per share in 2025; year-to-date 2026 GAAP earnings were $4.56 per share, compared to $4.47 per share in 2025
◦Third quarter 2026 adjusted (non-GAAP) earnings of $2.00 per share, compared to $1.89 per share in the same quarter in 2025 and year-to-date 2026 adjusted (non-GAAP) earnings of $4.63 per share, compared to $4.40 per share in the same period in 2025
•2026 adjusted earnings per share (EPS) guidance range is narrowed to $6.07 to $6.12 from $6.02 to $6.12; long-term targets affirmed
•Initiating standalone 2027 earnings per share guidance range of $6.53 to $6.63
•Significant regulatory execution YTD on several fronts, including in PA and NJ, with new rates in effect in Q3
•2026 capital investment plan of $3.7 billion on track; approximately 81,000 customer connections added from acquisitions through September 30, which includes the Nexus Water systems
•Progress continues on proposed merger with Essential Utilities; three states have approved and settlements have been reached in Pennsylvania, North Carolina and Texas
CAMDEN, N.J., October 28, 2026 - American Water Works Company, Inc. (NYSE: AWK) today reported adjusted earnings for the quarter ended September 30, 2026, of $2.00 per share, compared to $1.89 per share for the same quarter in 2025, and $4.63 per share for the year-to-date period ended September 30, 2026, compared to $4.40 per share for the same period in 2025.
“The company has delivered solid results to date in 2026, including key regulatory outcomes that provide for a reasonable and timely return on the investments made for the benefit of our customers,” said John Griffith, President and CEO of American Water. “Looking forward to 2027 and beyond, we are fully confident that our long record of consistent execution on the plans we set will continue.”

“On the merger front, we continue to work toward closing the merger with Essential Utilities by the end of the first quarter of 2027 as anticipated. We are encouraged by the continued progress we and Essential are making in the regulatory approval process, including reaching settlement agreements in several states, and with our merger integration planning activities.”

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2026 Adjusted EPS Guidance Narrowed to Top Half of Range
The company’s 2026 adjusted EPS guidance range has been narrowed to $6.07 to $6.12, from the previous 2026 adjusted EPS guidance range of $6.02 to $6.12. The 2026 adjusted EPS guidance range does not include (i) transaction costs to be incurred by the company during 2026 related to the proposed merger with Essential Utilities, Inc. (“Essential Utilities”), (ii) impacts of weather during 2026, and (iii) incremental interest income through February 13, 2026 related to the 2024 amendment of the former Homeowner Services Group (“HOS”) secured seller note. See “Adjustments to GAAP” below for more information about this non-GAAP financial measure.
2027 Standalone EPS Guidance and Long-Term Targets
•    2027 standalone adjusted earnings per share guidance range of $6.53 to $6.63 established, 8% EPS growth at midpoint compared to 2026 adjusted EPS guidance range. See “Adjustments to GAAP” below for more information about this non-GAAP financial measure.
•    All standalone long-term targets remain unchanged
•Long-term EPS growth of 7-9%
•Long-term rate base growth of 8-9% (including acquisitions)
•Acquired customer addition growth of 2%
•Long-term dividend per share growth of 7-9%
•    Updated standalone capital investment plan of $20+ billion for 2026-2030 and $48+ billion for 2026-2035
•2027 standalone capital investment plan of $4.1 billion
Consolidated Results and Adjusted Earnings Per Share Reconciliation (a non-GAAP measure)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Diluted earnings per share (GAAP):
Net income attributable to shareholders	$1.94	$1.94	$4.56	$4.47
Non-GAAP adjustments:
Estimated impact of weather	0.04	(0.04)	0.03	—
Income tax impact	(0.01)	0.01	(0.01)	—
Net non-GAAP adjustment	0.03	(0.03)	0.02	—

Incremental interest income from amended HOS seller note	—	(0.04)	(0.01)	(0.11)
Income tax impact	—	0.01	—	0.03
Net non-GAAP adjustment	—	(0.03)	(0.01)	(0.08)

Transaction costs associated with the pending merger with Essential Utilities	0.04	0.02	0.08	0.02
Income tax impact	(0.01)	(0.01)	(0.02)	(0.01)
Net non-GAAP adjustment	0.03	0.01	0.06	0.01

Total net adjustments	0.06	(0.05)	0.07	(0.07)
Adjusted diluted earnings per share (non-GAAP)	$2.00	$1.89	$4.63	$4.40
Revenue growth from the implementation of new rates for both the three- and nine-month 2026 periods in the Regulated Businesses from the recovery of capital and acquisition investments was partially offset by higher depreciation and financing costs to support the current capital investment plan and increased operating costs.
During the first nine months of 2026, the company invested $2.8 billion in infrastructure improvements and growth, including $437 million for regulated acquisitions. The company plans to invest a total of approximately $3.7 billion across its footprint in 2026, including acquisitions.

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Regulated Businesses
In the third quarter of 2026, the Regulated Businesses’ net income was $407 million, compared to $383 million for the same period in 2025. For the first nine months of 2026, the Regulated Businesses’ net income was $946 million, compared to $872 million for the same period in 2025.
Operating revenues increased $60 million and $212 million for the three and nine months ended September 30, 2026, as compared to the same period in 2025. The increase in operating revenues was primarily a result of authorized revenue increases from completed general rate cases and infrastructure proceedings for the recovery of incremental capital and acquisition investments, as well as incremental revenue from closed acquisitions. For the three and nine months ended September 30, 2026, operating revenues decreased $18 million and $7 million, respectively, from unfavorable weather impacts primarily in the third quarter of 2026 and warm, dry weather primarily in the third quarter of 2025.
Since January 1, 2026, the company has been authorized additional annualized revenues of $284 million, with $179 million from general rate cases and $105 million from infrastructure surcharges. The company has general rate cases in progress in five jurisdictions and has filed for infrastructure surcharges in two jurisdictions, reflecting a total annualized incremental revenue request of $360 million.
Operating expenses were higher by $30 million and $103 million for the three and nine months ended September 30, 2026, as compared to the same periods in 2025, due in part to increased production costs from higher purchased water cost and usage and increased purchased power and chemicals costs, partially offset by a decrease in operating supplies and services costs, primarily from lower technology related costs, and a decrease in maintenance materials and supplies costs. Operating expenses also include depreciation expense, which was higher by $18 million and $60 million in the same periods, due to the increase in capital investment.
Interest expense was higher by $9 million and $32 million for the three and nine months ended September 30, 2026, as compared to the same periods in 2025, as a result of incremental short and long-term debt primarily to fund capital investments and acquisitions.
Dividends
On October 27, 2026, the company’s Board of Directors declared a quarterly cash dividend payment of $0.8950 per share, payable on December 1, 2026, to shareholders of record as of November 12, 2026.
2026 Third Quarter Earnings Conference Call
The conference call to discuss the third quarter 2026 earnings, 2027 standalone adjusted EPS guidance, and affirmation of long-term targets will take place on Thursday, October 29, 2026, at 9 a.m. Eastern Time. Interested parties may listen to an audio webcast through a link on the company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online in advance at ir.amwater.com. The company recognizes its websites as key channels of distribution to reach public investors and as a means of disclosing material non-public information to comply with the company’s obligations under SEC Regulation FD.
Following the earnings conference call, a replay of the audio webcast will be available for one year on American Water’s Investor Relations website at ir.amwater.com/events.
About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 19 military installations. American Water’s 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.
For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.
Throughout this press release, unless the context otherwise requires, references to the “company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole. All statements related to earnings and earnings per share refer to diluted earnings and earnings per share.

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Adjustments to GAAP
This press release includes presentations of consolidated adjusted diluted EPS, both as historical financial information and as earnings guidance. These presentations of adjusted EPS constitute “non-GAAP financial measures” under SEC rules. The most directly comparable GAAP measure for historical adjusted EPS is the reported diluted earnings per share (GAAP) and is reconciled in “Consolidated Results and Adjusted Earnings Per Share Reconciliation” above. See also “2026 EPS Guidance and Long-Term Financial Targets Affirmed” above for more information on adjustments made to diluted EPS for purposes of earnings guidance.
These non-GAAP financial measures are derived from the company’s consolidated financial information but are not presented in the financial statements prepared in accordance with GAAP. These measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company believes that these non-GAAP measures provide investors with useful information by excluding certain matters that may not be indicative of the company’s ongoing operating results, and, with respect to weather, to provide for a measure of the company’s operating performance without the variability of estimated weather impacts, and that providing these non-GAAP measures will allow investors to better understand the businesses’ operating performance and facilitate a meaningful year-to-year comparison of the company’s results of operations. Although management uses these non-GAAP financial measures internally to evaluate the company’s results of operations, management does not intend results reflected by these non-GAAP measures to represent results as defined by GAAP, and the reader should not consider them as indicators of performance. In addition, these non-GAAP financial measures as defined and used above may not be comparable to similarly titled non-GAAP measures used by other companies, and, accordingly, they may have significant limitations on their use.
Also, management is unable to present a reconciliation of each of the adjusted EPS guidance ranges to a GAAP guidance range without unreasonable effort because management cannot reliably predict the nature, amount or probable significance of all of such adjustments for future periods; however, these adjustments may, individually or in the aggregate, cause adjusted EPS to differ significantly from GAAP EPS. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Adjustments to GAAP” and “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly, and current reports filed with the Securities and Exchange Commission (“SEC”).
Cautionary Statement Concerning Forward-Looking Statements
Certain statements made, referred to or relied upon in this press release including, without limitation, 2026 and 2027 adjusted earnings per share guidance, the company’s long-term financial, growth and dividend targets, the ability to achieve the company’s strategies and goals, customer affordability and acquired customer growth, the outcome of the company’s current, future or completed acquisition activity (including, without limitation, with respect to the proposed merger with Essential Utilities and the acquisition of systems formerly owned indirectly by Nexus Water Group, Inc.), the amount and allocation of projected capital expenditures, the company’s capital recovery outlook, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “likely,” “uncertain,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. These forward-looking statements are subject to a number of estimates, assumptions, known and unknown risks, uncertainties and other factors. The company's actual results may vary materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water and energy, such as may result from conservation efforts, or otherwise; limitations on the availability of the company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; a loss of one or more large industrial or commercial customers due to adverse economic conditions, or other factors; present and future proposed changes in laws, governmental regulations and policies, including with respect to the environment (such as, for example, potential improvements or changes to existing Federal regulations with respect to lead and copper service lines and galvanized steel pipe), health and safety, data and consumer privacy, security and protection, water quality and water quality

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accountability, contaminants of emerging concern (including without limitation per- and polyfluoroalkyl substances (collectively, “PFAS”)), public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; the company’s ability to collect, distribute, use, secure and store consumer data in compliance with current or future governmental laws, regulations and policies with respect to data and consumer privacy, security and protection; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the company’s aging infrastructure, and its ability to appropriately improve the resiliency of or maintain, update, redesign and/or replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means, and impacts from required or voluntary public and other disclosures, as well as civil class action and other litigation or legal, regulatory or administrative proceedings, related thereto; the company’s ability to obtain permits and other approvals for projects and construction, update, redesign and/or replacement of various water and wastewater facilities; changes in the company’s capital requirements; the company’s ability to control operating expenses and to achieve operating efficiencies, and the company’s ability to create, maintain and promote initiatives and programs that support the affordability of the company’s regulated utility services; the intentional or unintentional actions of a third party, including contamination of the company’s water supplies or the water provided to its customers; the company’s ability to obtain and have delivered adequate and cost-effective supplies of pipe, equipment (including personal protective equipment), chemicals, power and other fuel, water and other raw materials, and to address or mitigate supply chain constraints that may result in delays or shortages in, as well as increased costs of, supplies, products and materials that are critical to or used in the company’s business operations; the company’s ability to successfully meet its operational growth projections, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to: acquiring, closing and successfully integrating regulated operations, including without limitation the company’s ability to (i) obtain all required regulatory and other consents and approvals for such acquisitions, (ii) prevail in litigation or other challenges related to such acquisitions, and (iii) recover in rates the fair value of assets of the acquired regulated operations; the company’s Military Services Group entering into new military installation contracts, price redeterminations, and other agreements and contracts, with the U.S. government; and realizing anticipated benefits and synergies from new acquisitions; in addition to the foregoing, various risks and other uncertainties associated with the company’s merger agreement with Essential Utilities and the related proposed merger, including: a fixed exchange ratio that will not adjust or account for fluctuations in the company’s or Essential Utilities’ stock price; limitations on the parties’ ability to pursue alternatives to the proposed merger; an event, change or other circumstance that could give rise to the termination of the merger agreement; a delay in the timing to consummate the proposed merger; each party’s ability to obtain required governmental and regulatory approvals required for the proposed merger (and/or that such approvals may result in the imposition of burdensome or commercially undesirable conditions, including required dispositions, that could adversely affect the combined company or the expected benefits of the proposed merger); financial impacts of the proposed merger on the company and the combined company’s earnings, earnings per share, financial condition, results of operations, cash flows and share price, and any related accounting impacts; any impact of the proposed merger on the company’s and the combined company’s ability to declare and pay quarterly dividends on its common stock; the risk of litigation related to the proposed merger; changes in the parties’ key management and personnel; the amount and nature of incurred transaction costs associated with the proposed merger; and reduced ownership and voting interests for the company’s and Essential Utilities’ shareholders upon completion of the proposed merger; in addition to the foregoing, various risks and other uncertainties following the acquisition of certain water and wastewater systems from a subsidiary of Nexus Water Group, Inc., including: the final amount of the rate base of the acquired operations, and the amount of post-closing adjustments to the purchase price, if any, as contemplated by the acquisition agreement; and the various impacts and effects of the completion of, or actions taken by the company to complete, the acquisition, on the company’s operations, strategy, guidance, expectations and plans with respect to its Regulated Businesses (considered individually or together as a whole), its current or future capital expenditures, its current and future debt and equity capital needs, dividends, earnings (including earnings per share), growth, future regulatory outcomes, expectations with respect to rate base growth, and other financial and operational goals, plans, estimates and projections; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement, security and cybersecurity regulations; cost overruns relating to improvements in or the expansion of the company’s operations; the company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the company’s ability to maintain safe work sites; the company’s exposure to liabilities related to environmental laws and regulations, including those enacted or adopted and under consideration, and the substances related thereto, including without limitation copper, lead and galvanized steel, PFAS and other contaminants of emerging concern, and similar matters resulting from, among other things, water and wastewater service provided to customers; the ability of energy providers, state governments and other third parties to achieve or fulfill their greenhouse gas emission reduction goals, including without limitation through stated renewable portfolio standards and carbon transition plans; with respect to any of the Forward Sale Agreements: (i) the inability of the forward purchasers (or their

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affiliates) to perform their obligations thereunder, (ii) the timing and method of any settlement thereof, (iii) the amount and intended use of proceeds that may be received by the company from any such settlement, and (iv) the timing and amount of any common stock dilution resulting therefrom; changes in general economic, political, business and financial market conditions; access to sufficient debt and/or equity capital on satisfactory terms and as needed to support operations and capital expenditures; fluctuations in inflation or interest rates, and the company’s ability to address or mitigate the impacts thereof; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks by credit rating agencies with respect to the company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of, or assumptions and estimates related to, its benefit plan assets and liabilities, including with respect to its pension and other post-retirement benefit plans, that could increase expenses and plan funding requirements; changes in federal or state general, income and other tax laws, and the imposition, utilization or change in economic tariffs (or any attempt or effort to do so), including (i) future significant tax legislation or regulations (including without limitation impacts related to the Corporate Alternative Minimum Tax), and (ii) the availability of, or the company’s compliance with, the terms of applicable tax credits and tax abatement programs; migration of customers into or out of the company’s service territories and changes in water and energy consumption resulting therefrom; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the company’s utility subsidiaries, including without limitation litigation, complaints and other proceedings with respect to the water system assets of the company’s California subsidiary located in Monterey, California, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges, changes in fair value and other adjustments related to the company’s goodwill or the value of its other assets; labor actions, including work stoppages and strikes; the company’s ability to retain and attract highly qualified and skilled employees and talent; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above, and the risk factors included in the company’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements the company makes shall speak only as of the date of this press release. Except as required by the federal securities laws, the company does not have any obligation, and it specifically disclaims any undertaking or intention, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise. New factors emerge from time to time, and it is not possible for the company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
AWK-IR

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Operating revenues	$1,510	$1,451	$4,072	$3,869
Operating expenses:
Operation and maintenance	531	523	1,505	1,471
Depreciation and amortization	245	226	722	663
General taxes	94	87	272	260
Other	(1)	1	(1)	1
Total operating expenses, net	869	837	2,498	2,395
Operating income	641	614	1,574	1,474
Other (expense) income:
Interest expense	(167)	(158)	(497)	(453)
Interest income	3	23	18	67
Non-operating benefit costs, net	5	4	15	12
Other, net	17	11	53	40
Total other (expense) income	(142)	(120)	(411)	(334)
Income before income taxes	499	494	1,163	1,140
Provision for income taxes	112	115	265	267
Net income attributable to common shareholders	$387	$379	$898	$873

Basic earnings per share: (a)
Net income attributable to common shareholders	$1.94	$1.94	$4.56	$4.47
Diluted earnings per share: (a)
Net income attributable to common shareholders	$1.94	$1.94	$4.56	$4.47
Weighted-average common shares outstanding:
Basic	199	195	197	195
Diluted	199	195	197	195
(a)Amounts may not calculate due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Property, plant and equipment	$40,459	$37,955
Accumulated depreciation	(7,767)	(7,379)
Property, plant and equipment, net	32,692	30,576
Current assets:
Cash and cash equivalents	121	98
Restricted funds	16	21
Accounts receivable, net of allowance for uncollectible accounts of $68 and $58, respectively	473	395
Income tax receivable	93	9
Unbilled revenues	380	433
Materials and supplies	110	112
Secured seller promissory note from the sale of the Homeowner Services Group	—	795
Other	291	328
Total current assets	1,484	2,191
Regulatory and other long-term assets:
Regulatory assets	1,244	1,132
Operating lease right-of-use assets	91	85
Goodwill	1,307	1,156
Other	409	302
Total regulatory and other long-term assets	3,051	2,675
Total assets	$37,227	$35,442

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 30, 2026	December 31, 2025
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 204,242,057 and 200,605,170 shares issued, respectively)	$2	$2
Paid-in-capital	9,148	8,642
Retained earnings	3,118	2,575
Accumulated other comprehensive income	12	6
Treasury stock, at cost (5,137,493 and 5,428,008 shares, respectively)	(349)	(388)
Total common shareholders' equity	11,931	10,837
Long-term debt	13,987	12,777
Redeemable preferred stock at redemption value	3	3
Total long-term debt	13,990	12,780
Total capitalization	25,921	23,617
Current liabilities:
Short-term debt	1,449	1,588
Current portion of long-term debt	898	1,479
Accounts payable	321	378
Accrued liabilities	591	830
Accrued taxes	106	134
Accrued interest	150	140
Other	271	198
Total current liabilities	3,786	4,747
Regulatory and other long-term liabilities:
Advances for construction	497	435
Deferred income taxes and investment tax credits	3,538	3,190
Regulatory liabilities	1,312	1,416
Operating lease liabilities	81	74
Accrued pension expense	144	167
Other	241	166
Total regulatory and other long-term liabilities	5,813	5,448
Contributions in aid of construction	1,707	1,630
Commitments and contingencies
Total capitalization and liabilities	$37,227	$35,442

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